Exhibit 10.1

BEAM GLOBAL

2021 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT

AWARD AGREEMENT

To: Desmond Wheatley

Beam Global, a Nevada corporation (the “Company”) has granted you this Restricted Stock Unit Award (the “Award”) pursuant to the Beam Global 2021 Equity Incentive Plan (the “Plan”) on the date indicated below (the “Grant Date”). This Restricted Stock Unit Award Agreement (the “Award Agreement”) sets forth the terms and conditions of an Award to you of Restricted Stock Units under (and subject to the terms of) the Plan. The Award is contingent upon your agreement to the terms and conditions of this Award, as set forth in this Award Agreement. Capitalized terms used and not defined in this Award Agreement shall have the meanings set forth in the Plan.

Grant Date:	November 10, 2022

Number of Restricted Stock Units:	142,500
Nature of Restricted Stock Units:

Each Restricted Stock Unit represents an unfunded, unsecured right to receive either one Share (or the cash-equivalent of one Share based on Fair Market Value on the date of vesting) pursuant to the terms of this Award Agreement and the Plan, including any adjustment hereunder or thereunder, as applicable. The Committee will determine in its sole discretion whether any vested Restricted Stock Units will be redeemed with Shares or cash, or any combination thereof.

Vesting Generally:	Subject to your continuous Service through the applicable vesting date, the Restricted Stock Units awarded pursuant this Award Agreement will vest as follows:

Vesting Date	Percentage Vesting
Upon the Grant Date	50%
February 1, 2024	25%
February 1, 2025	25%

Involuntary Termination:

If your Service is terminated by the Company without Cause (as defined in the Plan), or you resign from the Company with Good Reason (as defined below), any otherwise unvested Restricted Stock Units subject to this Award will then vest.

For avoidance of doubt, Section 16(iii) of that certain Employment Agreement between you and the Company dated January 1, 2021 (the “Employment Agreement”) will not apply to this Award.

Death/Disability	If your Service is terminated due to your death or your Disability, any otherwise unvested Restricted Stock Units subject to this Award Agreement will then vest.
Voting/Dividend Rights:

You will not have any rights of a stockholder with respect to the Shares subject to these Restricted Stock Units (such as voting or dividend rights) unless and until those Shares are actually issued to you.

The foregoing notwithstanding, if the Company declares and pays a cash dividend or distribution with respect to the Shares, the Restricted Stock Units subject hereto will be either, at the Company’s discretion, (x) increased by a number of additional Restricted Stock Units determined by dividing (A) the total dividend or distribution that would then be payable with respect to a number of Shares equal to the number of Restricted Stock Units outstanding hereunder on the dividend or distribution record date, by (B) the Fair Market Value on the date the dividend or distribution is paid, or (y) credited with an amount of cash equal to the value of such cash dividend or distribution. Additional Restricted Stock Units or cash credited under this paragraph will be subject to the same terms and conditions (including the same vesting and delivery schedule) as the Restricted Stock Units outstanding hereunder to which such additional Restricted Stock Units or cash amounts relate.

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Settlement:

Except as otherwise provided below, payment will be made in respect of vested Restricted Stock Units within sixty (60) days following the applicable vesting date or event. For avoidance of doubt, this deadline is intended to satisfy the “short-term deferral” exception under Section 409A of the Code. Nonetheless, the Company does not guaranty the tax treatment of this Award.

Unless otherwise determined by the Committee, vested Restricted Stock Units will be settled in Shares. In that case, one Share will be issued in respect of each Restricted Stock Unit then vesting.

To the extent the Committee determines that vested Restricted Stock Units will be settled in cash, the Company will pay you an amount in cash equal to the Fair Market Value on the applicable vesting date or event (or if such date is not a trading date, the Fair Market Value on the last trading day immediately preceding such date) for each vested Restricted Stock Unit then being settled.

Notwithstanding the foregoing, to the extent provided in Prop. Treas. Reg. § 1.409A-1(b)(4)(ii) or any successor provision, the Company may delay settlement of Restricted Stock Units if it reasonably determines that such settlement would violate federal securities laws or any other applicable law.

Undertakings:

The Committee may condition delivery of Shares or cash, as applicable, upon the prior receipt from you of any undertakings which it may determine are required to assure that the Shares or cash, as applicable, are/is being issued in compliance with federal and state securities laws. The right to payment of any fractional Shares shall be satisfied in cash, measured by the product of the fractional amount times the fair market value of a Share at the time of payment.

Transferability:

You may not transfer or assign this Award (or any rights hereunder) for any reason, other than pursuant to your will or the laws of intestacy. Any attempted transfer or assignment will be null and void.

Company Policies:

In consideration for the grant of this Award, you agree to be subject to the policies of the Company regarding clawback, securities trading and hedging or pledging of securities, as in effect from time to time.

Miscellaneous:

The issuance of this Award does not confer on you the right to continue in Service for any specific period or otherwise limit the Company’s right to terminate your Service at any time, for any reason.

As a condition of the granting of this Award, you agree, for yourself and your legal representatives and/or guardians, that this Award Agreement shall be interpreted by the Board (or the Committee) and that any such interpretation of the terms of this Award Agreement and any determination made by the Board (or the Committee) pursuant to this Award Agreement shall be final, binding and conclusive. This Award Agreement may be executed in multiple counterparts.

This Award Agreement and the Award granted hereunder shall be governed by and construed in accordance with the laws of the State of Delaware (excluding its conflict of laws rules).

Definitions:

For purposes of this Award Agreement, “Good Reason” means the occurrence of any of the following, without your consent: (i) a material reduction in your authority, duties or responsibilities; (ii) a material reduction in your base salary or target annual bonus opportunity; (iii) a material breach by the Company of the Employment Agreement; or (iv) a relocation of your principal place of work by more than 50 miles, unless such relocation would reduce the commuting distance from your principal residence. Notwithstanding the foregoing, you will be deemed to have "Good Reason" for your resignation only if: (a) you notify the Company in writing, within 60 days after the initial occurrence of the applicable event; (b) the Company does not cure such condition within 30 days following its receipt of such notice; and (c) you resign from Service within 30 days following the expiration of that cure period.

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This Award Agreement and the Award evidenced hereby are issued pursuant to and governed by the terms and conditions of the Plan, the provisions of which are incorporated herein by reference. Additional provisions regarding your Award can be found in the Plan. Any inconsistency between this Award Agreement and the Plan shall be resolved in favor of the Plan. You hereby acknowledge receipt of a copy of the Plan.

BY SIGNING BELOW, YOU HEREBY ACCEPT THE AWARD EVIDENCED BY THIS AWARD AGREEMENT AND AGREE TO THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN.

/s/ Anthony Posawatz	/s/ Desmond Wheatley
Authorized Officer	Grantee

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